Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports Second Quarter 2019 Financial and Operating Results

•	Reported production sales volume increased 18% over the second quarter of 2018 to 2.84 million barrels of oil equivalent ("MMBoe")

•	Oil production sales volume increased 16% over the second quarter of 2018 to 1.75 million barrels of oil ("MMBbls"), represents approximately 62% of total reported production sales volumes

•	Hereford field production has reached a record-high of over 10,000 barrels of oil equivalent per day ("Boe/d")

•	Delivered strong operational execution as 30 gross wells were placed on flowback during the second quarter of 2019 and an additional 20 gross wells were placed on flowback in July

•
Successfully executed Hereford optimization program with all strategic completion and micro seismic data gathered and all 23 wells placed on flowback; seeing immediate performance insights that are contributing to early positive development enhancements

•
Continued strong well performance from Northeast ("NE") Wattenberg high-fluid intensity completions as the most recent seven wells on western flank of the acreage are tracking above 1 MMBoe type-curve after 30 days

•
Third quarter of 2019 production expected to be in a range of 3.3-3.4 MMBoe, representing a quarterly sequential increase of approximately 18% at the mid-point of guidance; current total net company production is in excess of 37,000 Boe/d

•	Reiterating full-year 2019 production guidance of 12.5-13.0 MMBoe and full-year 2019 capital expenditure guidance of $350-$380 million

DENVER - August 5, 2019 - HighPoint Resources Corporation (the "Company" or "HighPoint") (NYSE: HPR) today reported second quarter of 2019 financial and operating results, including year-over-year increases in production, oil volumes and EBITDAX, record Hereford field production and positive well performance in both Hereford and NE Wattenberg.

For the second quarter of 2019, the Company reported a net loss of $1.9 million, or $0.01 per diluted share. Adjusted net income for the second quarter of 2019 was a net loss of $15.0 million, or $0.07 per diluted share. EBITDAX for the second quarter of 2019 was $71.1 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP net income at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We continue to execute on our operational plan as evidenced by our second quarter results, which were firmly in line with our plan and highlighted by year-over-year growth in total production sales volumes, oil volumes and EBITDAX. We delivered strong operational execution as we placed 30 wells on initial flowback during the second quarter, giving us high confidence in achieving a significantly higher production profile that we have outlined for the second half of the year. We placed an additional 20 wells on flowback in July and are currently producing over 37,000 Boe/d. This has us firmly on track to meet our third quarter production guidance, which was provided today."

"Our second quarter operational activity was highlighted by the successful execution of our large-scale Hereford optimization program, which we expect will deliver increased capital efficiency, enhanced well performance and stronger per well economics. We are extremely pleased with the immediate performance insights gained during the execution of this program, which confirms the quality and potential of this asset. We have significantly advanced our geologic understanding of the field, which is yielding early positive completion design enhancements. This has also confirmed strong reservoir quality and a significant resource of 30-40 MMBbls of original oil in place per section, which is approximately 25% greater than our legacy NE Wattenberg position. We continue to process early drilling and completion data as the real-time integration of early learnings continues. All 23 wells within the program have been completed and were placed on flowback in June and July utilizing controlled flowback. The wells are performing as anticipated during initial flowback and we look forward to providing further updates as the program wells achieve a longer production profile."

"We also continue to see strong well performance from our legacy NE Wattenberg asset as the initial high-fluid intensity completions are averaging approximately 20% above base type-curve expectations. Our most recent seven wells that are located on the western flank of our acreage were placed on flowback in June and are exhibiting strong performance as they are tracking above our 1 MMBoe type-curve during early production, supporting our enthusiasm for utilizing high-fluid intensity completions and demonstrating our ability to continually enhance value from our assets."

"Summit Midstream commissioned its new gas processing plant in July, which increased Hereford gas processing capacity to support our development plans and we continue to produce our NE Wattenberg volumes unconstrained as our diversified midstream outlets provide a strategic advantage that maximizes optionality."

“Although crude oil prices continue to fluctuate, we possess a very strong hedge position with more than 70% of our expected oil production hedged in the second half of 2019 and more than 50% of expected oil production in 2020 hedged at an attractive level of greater than $59.00 per barrel. We will maintain a disciplined approach to capital investment and are on track to achieve our target of generating positive free cash flow for the second half of the year beginning in the third quarter."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the second quarter of 2019 and 2018 and for the first quarter of 2019:

	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Change	2019	Change
Combined production sales volumes (MBoe)	2,841	2,409	18%	2,798	2%
Net cash provided by operating activities ($ millions)	$20.9	$14.6	43%	$77.7	(73)%
Discretionary cash flow ($ millions) (1)	$57.5	$51.3	12%	$64.2	(10)%
Combined realized prices with hedging (per Boe)	$37.48	$39.29	(5)%	$38.01	(1)%
Net income (loss) ($ millions)	$(1.9)	$(46.9)	96%	$(96.2)	98%
Per share, basic	$(0.01)	$(0.22)	95%	$(0.46)	98%
Per share, diluted	$(0.01)	$(0.22)	95%	$(0.46)	98%
Adjusted net income (loss) ($ millions) (1)	$(15.0)	$(3.2)	(369)%	$(10.7)	(40)%
Per share, basic	$(0.07)	$(0.02)	(250)%	$(0.05)	(40)%
Per share, diluted	$(0.07)	$(0.02)	(250)%	$(0.05)	(40)%
Weighted average shares outstanding, basic (in thousands)	210,377	209,393	—%	209,932	—%
Weighted average shares outstanding, diluted (in thousands) (1)	210,377	209,393	—%	209,932	—%
EBITDAX ($ millions) (1)	$71.1	$63.1	13%	$76.9	(8)%

(1)	Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

The Company reported oil, natural gas and natural gas liquids ("NGL") production of 2.84 MMBoe for the second quarter of 2019, which was an increase of 18% over the second quarter of 2018. Oil volumes totaled 1.75 MMBbls or 62% of total equivalent production sales volumes, which was an increase of 16% over the second quarter of 2018.

Production sales volumes for the second quarter were comprised of approximately 62% oil, 21% natural gas and 17% NGLs.

For the second quarter of 2019, WTI oil prices averaged $59.81 per barrel, Northwest Pipeline ("NWPL") natural gas prices averaged $2.08 per MMBtu and NYMEX natural gas prices averaged $2.64 per MMBtu. Commodity price realizations to benchmark pricing were WTI less $4.29 per barrel of oil and NWPL less $0.50 per Mcf of gas. The NGL price averaged approximately 16% of the WTI price per barrel.

For the second quarter of 2019, the Company had derivative commodity swaps in place for 17,250 barrels of oil per day tied to WTI pricing at $59.18 per barrel, 7,000 MMBtu of natural gas per day tied to NWPL regional pricing at $2.11 per MMBtu, and no hedges in place for NGLs.

	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Change	2019	Change
Average Realized Prices before Hedging:
Oil (per Bbl)	$55.46	$65.07	(15)%	$50.82	9%
Natural gas (per Mcf)	1.58	1.29	22%	2.21	(29)%
NGLs (per Bbl)	9.81	20.84	(53)%	13.29	(26)%
Combined (per Boe)	37.83	45.71	(17)%	36.35	4%

Average Realized Prices with Hedging:
Oil (per Bbl)	$54.88	$54.59	1%	$54.01	2%
Natural gas (per Mcf)	1.59	1.40	14%	1.98	(20)%
NGLs (per Bbl)	9.81	20.84	(53)%	13.29	(26)%
Combined (per Boe)	37.48	39.29	(5)%	38.01	(1)%

Lease operating expense ("LOE") averaged $3.79 per Boe in the second quarter of 2019 compared to $3.15 per Boe in the second quarter of 2018.

Production tax expense averaged $3.13 per Boe in the second quarter of 2019 compared to $4.02 per Boe in the second quarter of 2018. Production tax expense averaged 8.3% of revenues in the second quarter of 2019 and is expected to average approximately 8%-9% of revenues for the remainder of 2019.

	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Change	2019	Change
Average Costs (per Boe):
Lease operating expenses	$3.79	$3.15	20%	$4.03	(6)%
Gathering, transportation and processing expense	0.61	0.42	45%	0.62	(2)%
Production tax expenses	3.13	4.02	(22)%	1.39	125%
Depreciation, depletion and amortization	25.56	21.66	18%	25.95	(2)%
General and administrative expense	4.37	4.83	(10)%	4.52	(3)%

Debt and Liquidity

At June 30, 2019, the Company had cash and cash equivalents of $16 million and $324 million available under its $500 million credit facility, after taking into account a $26 million letter of credit, resulting in total liquidity of $340 million. Net debt totaled $758.9 million at June 30, 2019. The Company completed its semiannual redetermination in May 2019 and the borrowing base under the credit facility was reaffirmed at $500 million.

Capital Expenditures

Capital expenditures for the second quarter of 2019 totaled $124.4 million and capital projects included spudding 15 gross extended reach lateral ("XRL") wells and placing 30 gross XRL wells on initial flowback.

Capital expenditures included $118.2 million for drilling and completion operations, $0.4 million for leasehold, and $5.8 million for infrastructure and corporate assets.

OPERATIONAL UPDATE

Hereford Field

Production sales volumes for the second quarter of 2019 in Hereford averaged 7,145 Boe/d (75% oil) and current field production has reached a record-high of over 10,000 Boe/d. During the second quarter of 2019, 3 gross wells were spud and 13 gross wells were placed on flowback. The Company successfully executed and completed its extensive reservoir and geologic technical study within DSU 11-63-16 and DSU 11-63-17 with an emphasis on immediately advancing several generations of development improvements and optimizing all phases of drilling and completion processes. The technical study area consisted of 23 XRL wells within the two DSUs and encompassed over 1,860 total stages of completions that evaluated every aspect of the completion process including, fluid loading of 30-60 barrels per foot, sand loading of 1,000-2,250 pounds per lateral foot, cluster spacing of 10-40 feet and stage spacing of 30-240 feet. Fiber optics were incorporated on three wells, microseismic monitoring was utilized across 18 square miles and well spacing assumptions of 8-16 wells per DSU were used. All 23 XRL wells have been completed and were placed on flowback during June and July.

The Company is pleased with the immediate performance insights gained during the execution of the program that are expected to provide definitive conclusions with respect to optimal well density and completion design. In addition, thermal maturity and saturation data gathered confirms strong reservoir characteristics and a significant hydrocarbon resource of 30-40 MMBbls of original oil in place per section, which is approximately 25% greater than NE Wattenberg. Early drilling and completion data is being processed and real-time integration of the data has commenced. This has provided a significantly better geologic understanding of the Hereford field that is contributing positive development enhancements. Initial program conclusions include identifying opportunities to improve fracture stimulation of the Niobrara and Codell reservoirs, which is expected to positively impact well performance, well economics and capital efficiency and will be confirmed through production data.

The seven wells located on the eastern portion of DSU 11-63-16 were placed on flowback in June. Development consisted of increased well density of 16 wells per section, incorporated higher intensity completions of approximately 30 barrels of fluid per lateral foot and approximately 1,500 pounds of sand per lateral foot. The wells are performing as anticipated during the initial 30-days of controlled flowback based on the increased density spacing. The remaining four wells, which are located on the western portion of the DSU, were placed on flowback in July, utilized higher fluid intensity completions and were drilled at a density of 8 wells per section. In addition, DSU 11-63-17 was placed on flowback in late July and included 12 XRL wells and also utilized high-fluid intensity completions.

Summit Midstream commissioned its new gas processing plant in July, which increased Hereford gas processing capacity from 20 MMcf/d to 60 MMcf/d and supports the Company's planned development.

NE Wattenberg

The Company produced an average of 24,072 Boe/d (57% oil) in the second quarter of 2019 in NE Wattenberg and spud 12 gross wells and placed 17 gross wells on flowback. The Company continues to see improved well performance through high-fluid intensity completions as the initial 11 well program has reached average cumulative production of approximately 100,000 barrels of oil (77% of equivalent volumes) per well after 270 days of production and continue to track approximately 20% above the base NE Wattenberg type-curve.

The Company also placed seven XRL wells on flowback in DSU 4-63-5 on the western flank of its acreage in June. These are the first wells completed by the Company in this area to utilize high-fluid intensity completions. The wells are exhibiting strong early performance and are currently tracking above a 1 MMBoe type-curve after 30 days of production. These encouraging well results further support the Company's enthusiasm for its high-fluid intensity completions, which it has incorporated as the new standard completion.

2019 OPERATING GUIDANCE

The Company is reiterating its 2019 capital expenditure and production guidance and is providing updated guidance as discussed below.

See "Forward-Looking Statements" below.

•	Capital expenditures of approximately $350-$380 million, unchanged

◦	Third quarter of 2019 capital expenditures are expected to be approximately $70 -$80 million

•	Production of 12.5-13.0 MMBoe, unchanged

◦	Third quarter 2019 production is expected to approximate 3.3-3.4 MMBoe (approximately 62% oil)

•	Lease operating expense is expected to average $3.00-$3.25 per Boe for full-year 2019

•	Cash general and administrative expense of $3.00-$3.25 per Boe for full-year 2019

•	Gathering, transportation and processing costs of $0.75-$0.95 per Boe for full-year 2019

COMMODITY HEDGES UPDATE

The following table summarizes our current hedge position as of August 5, 2019:

	Oil (WTI) Swaps		Oil (WTI) Collars			Natural Gas (NWPL) Swaps
Period	Volume Bbls/d	Price $/Bbl	Volume Bbls/d	Floor $Bbl	Ceiling $/Bbl	Volume MMBtu/d	Price $/MMBtu
3Q19	16,731	$59.00	3,000	$55.00	$77.56	7,000	$2.11
4Q19	16,712	$59.01	3,000	$55.00	$77.56	7,000	$2.11
1Q20	15,000	$60.13	—	$—	$—	—	$—
2Q20	12,500	$59.87	—	$—	$—	—	$—
3Q20	11,000	$58.62	—	$—	$—	—	$—
4Q20	11,000	$58.62	—	$—	$—	—	$—
1Q21	1,000	$57.13	—	$—	$—	—	$—
2Q21	1,000	$57.13	—	$—	$—	—	$—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Second Quarter Conference Call and Webcast

The Company plans to host a conference call on Tuesday, August 6, 2019, to discuss second quarter 2019 results. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 9896621. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through August 13, 2019 at (855) 859-2056 ((404) 537-3406 international) with passcode 9896621.

Investor Events

Members of the Company's management are currently scheduled to participate in the following investor events:

•	August 12-13, 2019 - EnerCom's The Oil & Gas Conference in Denver, CO

•	August 27, 2019 - Seaport Global Energy & Industrials Conference in Chicago, IL

•	September 24-25, 2019 - Johnson Rice & Co. Energy Conference in New Orleans, LA

Presentation materials will be posted to the investor relations section of the Company's website at www.hpres.com prior to the start of the events.

WEBSITE INFORMATION

This press release, along with other news about HighPoint, is available at http://investor.hpres.com/news-releases. We routinely post information that may be important to investors in the investor relations section of our website, http://investor.hpres.com/news-releases. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about the Company. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit http://investor.hpres.com/news-releases to sign up for email alerts.

FORWARD LOOKING STATEMENTS

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2019 Operating Guidance", which contains projections for certain third quarter and full-year 2019 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities and the availability of additional natural gas processing capacity.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the HighPoint Resources' Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports

on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 for additional information. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Production Data:
Oil (MBbls)	1,748	1,507	3,468	2,644
Natural gas (MMcf)	3,558	3,096	7,308	5,652
NGLs (MBbls)	500	386	953	737
Combined volumes (MBoe)	2,841	2,409	5,639	4,323
Daily combined volumes (Boe/d)	31,220	26,473	31,155	23,884

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$55.46	$65.07	$53.16	$63.09
Natural gas (per Mcf)	1.58	1.29	1.90	1.59
NGLs (per Bbl)	9.81	20.84	11.47	20.59
Combined (per Boe)	37.83	45.71	37.10	44.18

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$54.88	$54.59	$54.45	$53.91
Natural gas (per Mcf)	1.59	1.40	1.79	1.66
NGLs (per Bbl)	9.81	20.84	11.47	20.59
Combined (per Boe)	37.48	39.29	37.75	38.66

Average Costs (per Boe):
Lease operating expenses	$3.79	$3.15	$3.91	$3.20
Gathering, transportation and processing expense	0.61	0.42	0.61	0.33
Production tax expenses	3.13	4.02	2.27	3.44
Depreciation, depletion and amortization	25.56	21.66	25.75	21.55
General and administrative expense (1)	4.37	4.83	4.44	5.03

(1)
Includes long-term cash and equity incentive compensation of $0.81 per Boe and $0.93 per Boe for the three months ended June 30, 2019 and 2018, respectively, and $0.89 per Boe and $0.85 per Boe for the six months ended June 30, 2019 and 2018, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of June 30,	As of December 31,
	2019	2018
	(in thousands)
Assets:
Cash and cash equivalents	$16,112	$32,774
Other current assets	71,603	157,007
Property and equipment, net	2,137,664	2,029,523
Other noncurrent assets	13,309	33,156
Total assets	$2,238,688	$2,252,460

Liabilities and Stockholders' Equity:
Current liabilities (1)	$203,764	$248,185
Long-term debt, net of debt issuance costs	768,149	617,387
Other long-term liabilities (1)	150,382	174,790
Stockholders' equity	1,116,393	1,212,098
Total liabilities and stockholders' equity	$2,238,688	$2,252,460

(1)
At June 30, 2019, the estimated fair value of all of the Company's commodity derivative instruments was an asset of $19.2 million, comprised of $12.1 million of current assets and offset by $7.1 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$107,486	$110,118	$209,191	$190,949
Other operating revenues, net	98	280	373	259
Total operating revenues	107,584	110,398	209,564	191,208
Operating Expenses:
Lease operating	10,772	7,594	22,049	13,845
Gathering, transportation and processing	1,742	1,012	3,465	1,431
Production tax	8,905	9,684	12,798	14,859
Exploration	12	7	37	20
Impairment, dry hole costs and abandonment	995	108	1,317	425
(Gain) Loss on sale of properties	2,906	564	2,901	972
Depreciation, depletion and amortization	72,612	52,175	145,222	93,160
Unused commitments	4,352	4,572	8,821	9,110
General and administrative (1)	12,401	11,624	25,061	21,731
Merger transaction expense	—	1,277	2,414	6,040
Other operating expenses, net	4	9	(20)	48
Total operating expenses	114,701	88,626	224,065	161,641
Operating Income (Loss)	(7,117)	21,772	(14,501)	29,567
Other Income and Expense:
Interest and other income	154	701	468	1,392
Interest expense	(14,381)	(13,093)	(28,060)	(26,183)
Commodity derivative gain (loss) (2)	19,544	(56,286)	(85,647)	(76,619)
Total other income and expense	5,317	(68,678)	(113,239)	(101,410)
Income (Loss) before Income Taxes	(1,800)	(46,906)	(127,740)	(71,843)
(Provision for) Benefit from Income Taxes	(110)	—	29,601	—
Net Income (Loss)	$(1,910)	$(46,906)	$(98,139)	$(71,843)

Net Income (Loss) per Common Share
Basic	$(0.01)	$(0.22)	$(0.47)	$(0.43)
Diluted	$(0.01)	$(0.22)	$(0.47)	$(0.43)
Weighted Average Common Shares Outstanding
Basic	210,377	209,393	210,156	166,731
Diluted	210,377	209,393	210,156	166,731

(1)
Includes long-term cash and equity incentive compensation of $2.3 million and $2.2 million for the three months ended June 30, 2019 and 2018, respectively, and $5.0 million and $3.7 million for the six months ended June 30, 2019 and 2018, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$(993)	$(15,460)	$3,656	$(23,848)
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(20,933)	5,788	(57,073)	20,940
Unrealized gain (loss) on derivatives (1)	41,470	(46,614)	(32,230)	(73,711)
Total commodity derivative gain (loss)	$19,544	$(56,286)	$(85,647)	$(76,619)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Operating Activities:
Net income (loss)	$(1,910)	$(46,906)	$(98,139)	$(71,843)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	72,612	52,175	145,222	93,160
Impairment, dry hole costs and abandonment	995	108	1,317	425
Unrealized derivative (gain) loss	(20,537)	40,826	89,303	52,771
Deferred income tax benefit	110	—	(29,601)	—
Incentive compensation and other non-cash charges	2,662	2,655	6,980	3,490
Amortization of deferred financing costs	635	568	1,275	1,131
(Gain) loss on sale of properties	2,906	564	2,901	972
Change in operating assets and liabilities:
Accounts receivable	3,005	(13,363)	18,475	(4,197)
Prepayments and other assets	(1,391)	(978)	(1,463)	(1,089)
Accounts payable, accrued and other liabilities	(14,037)	(36,855)	(6,733)	(36,033)
Amounts payable to oil and gas property owners	(12,017)	15,923	(22,923)	25,532
Production taxes payable	(12,171)	(147)	(8,069)	4,568
Net cash provided by (used in) operating activities	$20,862	$14,570	$98,545	$68,887
Investing Activities:
Additions to oil and gas properties, including acquisitions	(127,291)	(131,962)	(258,153)	(220,816)
Additions of furniture, equipment and other	(2,265)	(348)	(3,574)	(470)
Repayment of debt associated with merger, net of cash acquired	—	—	—	(53,357)
Proceeds from sale of properties	1,312	219	1,334	194
Other investing activities	(1,137)	468	(1,432)	336
Net cash provided by (used in) investing activities	$(129,381)	$(131,623)	$(261,825)	$(274,113)
Financing Activities:
Proceeds from debt	80,000	—	150,000	—
Principal payments on debt	—	(116)	(1,859)	(232)
Other financing activities	(27)	(144)	(1,523)	(1,629)
Net cash provided by (used in) financing activities	$79,973	$(260)	$146,618	$(1,861)
Increase (Decrease) in Cash and Cash Equivalents	(28,546)	(117,313)	(16,662)	(207,087)
Beginning Cash and Cash Equivalents	44,658	224,692	32,774	314,466
Ending Cash and Cash Equivalents	$16,112	$107,379	$16,112	$107,379

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$20,862	$14,570	$98,545	$68,887
Adjustments to reconcile to discretionary cash flow:
Exploration expense	12	7	37	20
Merger transaction expense	—	1,277	2,414	6,040
Changes in working capital	36,611	35,420	20,713	11,219
Discretionary Cash Flow	$57,485	$51,274	$121,709	$86,166

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Net Income (Loss)	$(1,910)	$(46,906)	$(98,139)	$(71,843)
Provision for (Benefit from) income taxes	110	—	(29,601)	—
Income (Loss) before income taxes	(1,800)	(46,906)	(127,740)	(71,843)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	(20,537)	40,826	89,303	52,771
(Gain) loss on sale of properties	2,906	564	2,901	972
One-time item:
Merger transaction expense	—	1,277	2,414	6,040
(Income) expense related to properties sold	27	9	(272)	48
Adjusted Income (Loss) before income taxes	(19,404)	(4,230)	(33,394)	(12,012)
Adjusted (provision for) benefit from income taxes (1)	4,437	1,047	7,737	2,959
Adjusted Net Income (Loss)	$(14,967)	$(3,183)	$(25,657)	$(9,053)
Per share, diluted	$(0.07)	$(0.02)	$(0.12)	$(0.05)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net Income (Loss)	$(1,910)	$(46,906)	$(98,139)	$(71,843)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	72,612	52,175	145,222	93,160
Impairment, dry hole and abandonment expense	995	108	1,317	425
Exploration expense	12	7	37	20
Unrealized derivative (gain) loss	(20,537)	40,826	89,303	52,771
Incentive compensation and other non-cash charges	2,662	2,655	6,980	3,490
Merger transaction expense	—	1,277	2,414	6,040
(Gain) loss on sale of properties	2,906	564	2,901	972
Interest and other income	(154)	(701)	(468)	(1,392)
Interest expense	14,381	13,093	28,060	26,183
Provision for (benefit from) income taxes	110	—	(29,601)	—
EBITDAX	$71,077	$63,098	$148,026	$109,826

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's performance and, in the case of discretionary cash flow, liquidity. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.